UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2017

CORINDUS VASCULAR ROBOTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37406	EIN 30-0687898
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

309 Waverley Oaks Road, Suite 105

Waltham, MA 02452

United States

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (508) 653-3335

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On March 6, 2017, Louis Cannon, MD, FACC, FACP, FACA, FCCP was added to the Board of Directors of Corindus Vascular Robotics, Inc. (the “Company”) and began his service as a Class I director of the Company until such time as he will stand for election at the Company’s 2017 annual meeting of stockholders. Dr. Cannon is a practicing Interventional Cardiologist for the Michigan Heart and Vascular Specialists and a recognized leader in cardiovascular research and development. Dr. Cannon is also the founder and Senior Managing Director of BioStar Ventures III, LLC, the general partner of BioStar Ventures III L.P. (“BioStar”), one of several investors in the previously announced financing of approximately $45 million (the “Financing”), in which BioStar has agreed to purchase 7,557,436 shares at $0.6616 per share. Dr. Cannon will also serve as a member of the Board’s Audit Committee, Compensation Committee and Nominating and Governance Committee. As previously disclosed, Dr. Cannon was elected by the Board to fill a vacancy created by directors who resigned in connection with the Financing.

As with its other directors, the Company intends to enter into its standard form of indemnification agreement with Dr. Cannon, which, among other things, provides for indemnification to the fullest extent permitted by the laws of the State of Delaware, advancement of legal fees and expenses in connection with legal proceedings, certain procedures for determining whether he is entitled to indemnification and dispute resolution procedures.

Dr. Cannon will also participate in the Company’s non-employee director compensation policy, as filed with the Company’s Form 10-Q filed November 9, 2016. Dr. Cannon will also be entitled to reimbursement for certain customary business expenses in connection with attending board meetings.

Other than as noted above, there are no transactions to which the Company is a party and in which Dr. Cannon has a material interest that is required to be disclosed under Item 404(a) of Regulation S-K. Dr. Cannon has not previously held any positions with the Company and has no family relationships with any directors or executive officers of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: March 6, 2017	CORINDUS VASCULAR ROBOTICS, INC.

	By:	/s/ David W. Long
	Name:	David W. Long
	Title:	Chief Financial Officer